Exhibit 99.1

Investor Relations Contact:
Erik Yohe
214-525-4634
eyohe@hilltop-holdings.com

Hilltop Holdings Inc. Announces Financial Results for Third Quarter 2021

DALLAS — (BUSINESS WIRE) October 28, 2021 — Hilltop Holdings Inc. (NYSE: HTH) (“Hilltop”) today announced financial results for the third quarter of 2021. Hilltop produced income from continuing operations to common stockholders of $92.9 million, or $1.15 per diluted share, for the third quarter of 2021, compared to $152.5 million, or $1.69 per diluted share, for the third quarter of 2020. Hilltop’s financial results from continuing operations for the third quarter of 2021 included a decrease in year-over-year mortgage origination segment net gains from sales of loans and other mortgage production income as well as declines in net revenues within the broker-dealer segment’s structured finance business and fixed income services lines, partially offset by improvements in the macroeconomic outlook and resulting beneficial impact on loan expected loss rates within the banking segment.

Including income from discontinued operations related to the former insurance business, income applicable to common stockholders was $92.9 million, or $1.15 per diluted share, for the third quarter of 2021, compared to $153.3 million, or $1.70 per diluted share, for the third quarter of 2020.

Hilltop also announced that its Board of Directors declared a quarterly cash dividend of $0.12 per common share, payable on November 30, 2021, to all common stockholders of record as of the close of business on November 15, 2021. Additionally, during the third quarter of 2021, Hilltop paid approximately $74 million to repurchase an aggregate of 2,241,761 shares of its common stock at a weighted average price of $33.06 per share pursuant to the 2021 stock repurchase program. These shares were returned to the pool of authorized but unissued shares of common stock.

Furthermore, in October 2021, the Hilltop Board of Directors authorized, subject to regulatory review, an increase to the aggregate amount of common stock that Hilltop may repurchase under the aforementioned stock repurchase program to $200.0 million, an increase of $50.0 million. As a result of share repurchases during 2021 and giving effect to such increase, Hilltop has approximately $76 million of available share repurchase capacity through expiration of the stock repurchase program in January 2022.

The COVID-19 pandemic has adversely impacted financial markets and overall economic conditions, and is expected to continue to have implications on our business and operations. The extent of the impact of the pandemic on our operational and financial performance for the remainder of 2021 and into 2022 is currently uncertain and will depend on certain developments outside of our control, including, among others, the ongoing distribution and effectiveness of vaccines, government stimulus, the ultimate impact of the pandemic on our customers and clients, and additional, or extended, federal, state and local government orders and regulations that might be imposed in response to the pandemic.

Jeremy B. Ford, President and CEO of Hilltop, said, “I am happy to announce strong operating results for all three businesses at Hilltop. We have seen continued improvement in our asset quality, which is a reflection of both the sound lending practices employed by PlainsCapital Bank and the improving economic environment. The trend of increasing deposits remained steady in the quarter, and we are working diligently to deploy that excess liquidity through relationship-based lending and prudent management of our securities portfolio. At PrimeLending and the mortgage-centric businesses at Hilltop Securities, continued strength in the housing market and solid execution from our teams resulted in strong profitability. In addition, Hilltop continued to return a portion of our excess capital to shareholders through approximately $10 million of dividends paid and $74 million of share repurchases during the third quarter.”

Third Quarter 2021 Highlights for Hilltop:

●	The reversal of credit losses was $5.8 million during the third quarter of 2021, compared to a reversal of credit losses of $28.7 million in the second quarter of 2021;
o	The reversal of credit losses during the third quarter of 2021 primarily reflected improvements in both macroeconomic forecast assumptions and credit quality metrics on COVID-19 impacted industry sector exposures;

●	For the third quarter of 2021, net gains from sale of loans and other mortgage production income and mortgage loan origination fees within our mortgage origination segment was $241.9 million, compared to $355.6 million in the third quarter of 2020, a 32.0% decrease;
o	Mortgage loan origination production volume was $5.6 billion during the third quarter of 2021, compared to $6.5 billion in the third quarter of 2020;
o	Net gains from mortgage loans sold to third parties declined to 359 basis points during the third quarter of 2021, compared to 376 basis points in the second quarter of 2021.
●	Hilltop’s consolidated annualized return on average assets and return on average equity for the third quarter of 2021 were 2.13% and 14.96%, respectively, compared to 3.71% and 25.94%, respectively, for the third quarter of 2020;
●	Hilltop’s book value per common share increased to $31.36 at September 30, 2021, compared to $30.44 at June 30, 2021;
●	Hilltop’s total assets were $18.0 billion and $17.7 billion at September 30, 2021 and June 30, 2021, respectively;
●	Loans[1], net of allowance for credit losses, decreased to $6.8 billion at September 30, 2021 compared to $6.9 billion at June 30, 2021;
o	Includes supporting our impacted banking clients through funding of over 4,100 loans through both rounds of the Paycheck Protection Program, or PPP, with a remaining balance of approximately $133 million as of September 30, 2021, compared to approximately $261 million as of June 30, 2021;
o	Through October 22, 2021, the Small Business Administration, or SBA, had approved approximately 3,300 PPP forgiveness applications from the Bank totaling approximately $775 million, with PPP loans of approximately $12 million pending SBA review and approval.
●	Non-performing loans were $62.2 million, or 0.64% of total loans, at September 30, 2021, compared to $69.0 million, or 0.66% of total loans, at June 30, 2021;
●	We further supported our impacted banking clients during 2020 through the approval of COVID-19 related loan modifications of approximately $1.0 billion, and continued such support during 2021, resulting in a portfolio of active deferrals that have not reached the end of their deferral period of approximately $17 million as of September 30, 2021, compared to approximately $76 million in active deferment as of June 30, 2021;
o	While the majority of the portfolio of COVID-19 related loan modifications no longer require deferral, such loans may continue to represent elevated risk; therefore, monitoring of these loans continues;
o	The extent of these loans progressing into non-performing loans during future periods is uncertain.
●	Loans held for sale decreased by 26.9% from June 30, 2021 to $2.1 billion at September 30, 2021;
●	Total deposits were $12.1 billion and $11.7 billion at September 30, 2021 and June 30, 2021, respectively;
●	Hilltop maintained strong capital levels[2] with a Tier 1 Leverage Ratio[3] of 12.64% and a Common Equity Tier 1 Capital Ratio of 21.28% at September 30, 2021;
●	We redeemed in full all of our outstanding junior subordinated debentures of $67.0 million, which resulted in the full redemption to the holders of the associated preferred securities and common securities during the third quarter of 2021;
●	Hilltop’s consolidated net interest margin[4] decreased to 2.53% for the third quarter of 2021, compared to 2.62% in the second quarter of 2021;
o	Includes previously deferred interest income of $4.6 million during the third quarter of 2021 related to PPP loan-related origination fees.
●	For the third quarter of 2021, noninterest income from continuing operations was $367.9 million, compared to $502.7 million in the third quarter of 2020, a 26.8% decrease;
●	For the third quarter of 2021, noninterest expense from continuing operations was $355.2 million, compared to $399.3 million in the third quarter of 2020, a 11.1% decrease; and
●	Hilltop’s effective tax rate from continuing operations was 22.8% during the third quarter of 2021, compared to 22.7% during the same period in 2020.

Discontinued Operations

On June 30, 2020, Hilltop completed the sale of National Lloyds Corporation, or NLC, which comprised the operations of its former insurance segment, for cash proceeds of $154.1 million. During 2020, Hilltop recognized an aggregate gain associated with this transaction of $36.8 million, net of transaction costs. Accordingly, insurance segment results and its assets and liabilities have been presented as discontinued operations. The resulting book gain from this sale transaction was not recognized for tax purposes pursuant to the rules promulgated under the Internal Revenue Code.

Note: “Consolidated” refers to our consolidated financial position and consolidated results of operations, including discontinued operations and assets and liabilities of discontinued operations.

1  “Loans” reflect loans held for investment excluding broker-dealer margin loans, net of allowance for credit losses, of $645.6 million and $628.3 million at September 30, 2021 and June 30, 2021, respectively.

2  Capital ratios reflect Hilltop’s decision to elect the transition option as issued by the federal banking regulatory agencies in March 2020 that permits banking institutions to mitigate the estimated cumulative regulatory capital effects from CECL over a five-year transitionary period.

3  Based on the end of period Tier 1 capital divided by total average assets during the quarter, excluding goodwill and intangible assets.

4  Net interest margin is defined as net interest income divided by average interest-earning assets.

Consolidated Financial and Other Information

Consolidated Balance Sheets	September 30,	June 30,	March 31,	December 31,	September 30,
(in 000's)	2021	2021	2021	2020	2020
Cash and due from banks	$2,463,111	$1,372,818	$1,564,489	$1,062,560	$1,277,865
Federal funds sold	406	387	396	386	420
Assets segregated for regulatory purposes	269,506	207,284	273,393	290,357	221,621
Securities purchased under agreements to resell	155,908	202,638	106,342	80,319	90,103
Securities:
Trading, at fair value	609,813	682,483	528,712	694,255	667,751
Available for sale, at fair value, net	1,994,183	1,817,807	1,715,406	1,462,205	1,310,240
Held to maturity, at amortized cost, net	277,419	288,776	300,088	311,944	323,299
Equity, at fair value	221	193	189	140	117
	2,881,636	2,789,259	2,544,395	2,468,544	2,301,407
Loans held for sale	2,108,878	2,885,458	2,538,986	2,788,386	2,547,975
Loans held for investment, net of unearned income	7,552,926	7,645,227	7,810,657	7,693,141	7,945,560
Allowance for credit losses	(109,512)	(115,269)	(144,499)	(149,044)	(155,214)
Loans held for investment, net	7,443,414	7,529,958	7,666,158	7,544,097	7,790,346

Broker-dealer and clearing organization receivables	1,419,652	1,403,447	1,596,817	1,404,727	1,363,478
Premises and equipment, net	210,026	212,402	213,304	211,595	208,078
Operating lease right-of-use assets	115,942	115,698	101,055	105,757	109,354
Mortgage servicing assets	110,931	124,497	142,125	143,742	127,712
Other assets	526,339	535,536	648,895	555,983	607,932
Goodwill	267,447	267,447	267,447	267,447	267,447
Other intangible assets, net	16,455	17,705	19,035	20,364	21,814
Total assets	$17,989,651	$17,664,534	$17,682,837	$16,944,264	$16,935,552

Deposits:
Noninterest-bearing	$4,433,148	$4,231,082	$4,031,181	$3,612,384	$3,557,603
Interest-bearing	7,699,014	7,502,703	7,701,598	7,629,935	7,704,312
Total deposits	12,132,162	11,733,785	11,732,779	11,242,319	11,261,915
Broker-dealer and clearing organization payables	1,496,923	1,439,620	1,546,227	1,368,373	1,310,835
Short-term borrowings	747,040	915,919	676,652	695,798	780,109
Securities sold, not yet purchased, at fair value	113,064	132,950	97,055	79,789	56,023
Notes payable	395,804	396,653	401,713	381,987	396,006
Operating lease liabilities	134,296	134,019	120,339	125,450	122,402
Junior subordinated debentures	—	67,012	67,012	67,012	67,012
Other liabilities	468,020	348,200	595,045	632,889	502,517
Total liabilities	15,487,309	15,168,158	15,236,822	14,593,617	14,496,819

Common stock	790	812	823	822	902
Additional paid-in capital	1,270,272	1,302,439	1,319,518	1,317,929	1,443,588
Accumulated other comprehensive income	367	7,093	3,486	17,763	23,790
Retained earnings	1,204,307	1,159,304	1,094,727	986,792	942,461
Deferred compensation employee stock trust, net	751	754	752	771	774
Employee stock trust	(116)	(121)	(121)	(138)	(143)
Total Hilltop stockholders' equity	2,476,371	2,470,281	2,419,185	2,323,939	2,411,372
Noncontrolling interests	25,971	26,095	26,830	26,708	27,361
Total stockholders' equity	2,502,342	2,496,376	2,446,015	2,350,647	2,438,733
Total liabilities & stockholders' equity	$17,989,651	$17,664,534	$17,682,837	$16,944,264	$16,935,552

	Three Months Ended
Consolidated Income Statements	September 30,	June 30,	March 31,	December 31,	September 30,
(in 000's, except per share data)	2021	2021	2021	2020	2020
Interest income:
Loans, including fees	$99,769	$104,162	$104,277	$109,328	$104,955
Securities borrowed	8,585	15,586	28,972	14,445	10,705
Securities:
Taxable	12,341	11,125	10,251	9,845	11,035
Tax-exempt	2,687	2,338	2,102	1,862	1,687
Other	1,796	1,607	1,321	1,381	1,446
Total interest income	125,178	134,818	146,923	136,861	129,828

Interest expense:
Deposits	5,303	6,176	7,741	9,269	10,700
Securities loaned	6,519	12,345	25,486	12,014	8,729
Short-term borrowings	2,400	2,374	2,013	2,154	2,346
Notes payable	5,465	5,253	4,797	4,807	4,904
Junior subordinated debentures	419	577	562	609	608
Other	(18)	177	642	636	641
Total interest expense	20,088	26,902	41,241	29,489	27,928

Net interest income	105,090	107,916	105,682	107,372	101,900
Provision for (reversal of) credit losses	(5,819)	(28,720)	(5,109)	(3,482)	(602)
Net interest income after provision for (reversal of) credit losses	110,909	136,636	110,791	110,854	102,502

Noninterest income:
Net gains from sale of loans and other mortgage production income	203,152	199,625	267,080	247,360	307,896
Mortgage loan origination fees	38,780	42,146	43,155	50,193	47,681
Securities commissions and fees	34,412	38,300	38,314	35,921	32,496
Investment and securities advisory fees and commissions	49,646	32,268	27,695	42,161	36,866
Other	41,955	27,560	41,341	72,296	77,772
Total noninterest income	367,945	339,899	417,585	447,931	502,711

Noninterest expense:
Employees' compensation and benefits	258,679	248,486	270,353	291,489	294,907
Occupancy and equipment, net	25,428	25,004	24,429	27,596	26,124
Professional services	14,542	16,239	13,585	21,927	17,522
Other	56,525	53,639	58,295	61,336	60,792
Total noninterest expense	355,174	343,368	366,662	402,348	399,345

Income from continuing operations before income taxes	123,680	133,167	161,714	156,437	205,868
Income tax expense	28,257	31,234	37,770	39,295	46,820
Income from continuing operations	95,423	101,933	123,944	117,142	159,048
Income from discontinued operations, net of income taxes	—	—	—	3,734	736
Net income	95,423	101,933	123,944	120,876	159,784
Less: Net income attributable to noncontrolling interest	2,517	2,873	3,599	4,431	6,505
Income attributable to Hilltop	$92,906	$99,060	$120,345	$116,445	$153,279

Earnings per common share:
Basic:
Earnings from continuing operations	$1.16	$1.21	$1.46	$1.31	$1.69
Earnings from discontinued operations	—	—	—	0.04	0.01
	$1.16	$1.21	$1.46	$1.35	$1.70
Diluted:
Earnings from continuing operations	$1.15	$1.21	$1.46	$1.30	$1.69
Earnings from discontinued operations	—	—	—	0.05	0.01
	$1.15	$1.21	$1.46	$1.35	$1.70

Cash dividends declared per common share	$0.12	$0.12	$0.12	$0.09	$0.09

Weighted average shares outstanding:
Basic	80,109	81,663	82,169	86,269	90,200
Diluted	80,542	82,199	82,657	86,420	90,200

	Three Months Ended September 30, 2021
Segment Results			Mortgage		All Other and	Continuing
(in 000's)	Banking	Broker-Dealer	Origination	Corporate	Eliminations	Operations
Net interest income (expense)	$99,978	$10,427	$(3,503)	$(4,341)	$2,529	$105,090
Provision for (reversal of) credit losses	(5,775)	(44)	—	—	—	(5,819)
Noninterest income	11,727	116,143	242,270	757	(2,952)	367,945
Noninterest expense	54,567	109,193	176,587	15,355	(528)	355,174
Income (loss) from continuing operations before taxes	$62,913	$17,421	$62,180	$(18,939)	$105	$123,680

	Nine Months Ended September 30, 2021
Segment Results			Mortgage		All Other and	Continuing
(in 000's)	Banking	Broker-Dealer	Origination	Corporate	Eliminations	Operations
Net interest income (expense)	$309,330	$31,623	$(16,554)	$(13,720)	$8,009	$318,688
Provision for (reversal of) credit losses	(39,725)	77	—	—	—	(39,648)
Noninterest income	33,293	298,229	794,679	8,140	(8,912)	1,125,429
Noninterest expense	167,869	287,831	573,884	37,015	(1,395)	1,065,204
Income (loss) from continuing operations before taxes	$214,479	$41,944	$204,241	$(42,595)	$492	$418,561

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
Selected Financial Data	2021	2021	2021	2020	2020

Hilltop Consolidated (1):
Return on average stockholders' equity	14.96%	16.42%	20.58%	20.56%	25.94%
Return on average assets	2.13%	2.29%	2.90%	2.83%	3.71%
Net interest margin (2)	2.53%	2.62%	2.69%	2.71%	2.56%
Net interest margin (taxable equivalent) (3):
As reported	2.54%	2.63%	2.69%	2.72%	2.57%
Impact of purchase accounting	9 bps	16 bps	13 bps	15 bps	10 bps
Without purchase accounting impact	2.45%	2.47%	2.56%	2.57%	2.47%
Book value per common share ($)	31.36	30.44	29.41	28.28	26.72
Shares outstanding, end of period (000's)	78,959	81,153	82,261	82,185	90,238
Dividend payout ratio (4)	10.34%	9.92%	8.19%	6.67%	5.30%

Banking Segment:
Net interest margin (2)	2.99%	3.19%	3.30%	3.37%	3.03%
Net interest margin (taxable equivalent) (3):
As reported	3.00%	3.20%	3.31%	3.38%	3.03%
Impact of purchase accounting	11 bps	20 bps	17 bps	20 bps	13 bps
Accretion of discount on loans ($000's)	3,221	6,001	4,851	5,629	3,346
Net recoveries (charge-offs) ($000's)	62	(510)	564	(2,688)	(567)
Return on average assets	1.36%	1.91%	1.48%	1.37%	1.14%
Fee income ratio	10.5%	8.9%	9.8%	10.2%	9.2%
Efficiency ratio	48.8%	49.7%	48.4%	53.0%	52.7%
Employees' compensation and benefits ($000's)	31,500	33,369	30,992	34,007	29,808

Broker-Dealer Segment:
Net revenue ($000's) (5)	126,570	94,145	109,137	150,070	149,190
Employees' compensation and benefits ($000's) (6)	82,429	62,289	66,157	87,622	88,211
Variable compensation expense ($000's)	53,505	34,409	37,412	60,295	60,774
Compensation as a % of net revenue (6)	65.1%	66.2%	60.6%	58.4%	59.1%
Pre-tax margin (7)	13.8%	7.3%	16.2%	22.8%	23.7%

Mortgage Origination Segment:
Mortgage loan originations - volume ($000's):
Home purchases	3,948,420	4,018,922	2,902,710	3,683,564	4,183,560
Refinancings	1,646,208	1,881,121	3,281,395	3,114,630	2,266,793
Total mortgage loan originations - volume	5,594,628	5,900,043	6,184,105	6,798,194	6,450,353
Mortgage loan sales - volume ($000's)	6,195,559	5,524,226	6,350,837	6,571,234	6,521,773
Net gains from mortgage loan sales (basis points):
Loans sold to third parties	359	376	398	451	441
Impact of loans retained by banking segment	(13)	(12)	(10)	(3)	(1)
As reported	346	364	388	448	440
Mortgage servicing rights asset ($000's) (8)	110,931	124,497	142,125	143,742	127,712
Employees' compensation and benefits ($000's)	134,814	145,401	166,248	163,822	161,738
Variable compensation expense ($000's)	88,153	97,081	115,486	116,736	116,275

(1)	Ratios and financial data presented on a consolidated basis. For all 2020 periods presented, information includes discontinued operations.
(2)	Net interest margin is defined as net interest income divided by average interest-earning assets.
(3)	Net interest margin (taxable equivalent), a non-GAAP measure, is defined as taxable equivalent net interest income divided by average interest-earning assets. Taxable equivalent adjustments are based on the applicable 21% federal income tax rate for all periods presented. The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest margins for all earning assets, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. The taxable equivalent adjustments to interest income for Hilltop (consolidated) were $0.6 million, $0.4 million, $0.2 million, $0.3 million, and $0.3 million, respectively, for the periods presented and for the banking segment were $0.2 million, $0.2 million, $0.2 million, $0.2 million, and $0.2 million, respectively, for the periods presented.
(4)	Dividend payout ratio is defined as cash dividends declared per common share divided by basic earnings per common share.
(5)	Net revenue is defined as the sum of total broker-dealer net interest income and total broker-dealer noninterest income.
(6)	Noted balances and ratios during all prior periods reflect certain reclassifications to conform to current period presentation.
(7)	Pre-tax margin is defined as income before income taxes divided by net revenue.
(8)	Reported on a consolidated basis and therefore does not include mortgage servicing rights assets related to loans serviced for the banking segment, which are eliminated in consolidation.

	September 30,	June 30,	March 31,	December 31,	September 30,
Capital Ratios	2021	2021	2021	2020	2020
Tier 1 capital (to average assets):
PlainsCapital	10.02%	10.22%	10.50%	10.44%	10.19%
Hilltop	12.64%	12.87%	13.01%	12.64%	13.03%
Common equity Tier 1 capital (to risk-weighted assets):
PlainsCapital	15.40%	15.00%	14.74%	14.40%	14.64%
Hilltop	21.28%	20.22%	19.63%	18.97%	19.85%
Tier 1 capital (to risk-weighted assets):
PlainsCapital	15.40%	15.00%	14.74%	14.40%	14.64%
Hilltop	21.28%	20.82%	20.22%	19.57%	20.46%
Total capital (to risk-weighted assets):
PlainsCapital	16.32%	15.95%	15.64%	15.27%	15.49%
Hilltop	24.00%	23.48%	22.96%	22.34%	23.22%

	September 30,	June 30,	March 31,	December 31,	September 30,
Non-Performing Assets Portfolio Data	2021	2021	2021	2020	2020
Loans accounted for on a non-accrual basis ($000's) (1):
Commercial real estate	5,705	7,211	10,668	11,133	14,079
Commercial and industrial	29,808	33,033	36,144	34,049	38,708
Construction and land development	366	474	501	507	528
1-4 family residential	25,255	27,100	30,937	32,263	28,707
Consumer	24	26	26	28	53
Broker-dealer	—	—	—	—	—
	61,158	67,844	78,276	77,980	82,075
Troubled debt restructurings included in accruing loans held for investment ($000's)	1,038	1,139	1,584	1,954	1,919
Non-performing loans ($000's)	62,196	68,983	79,860	79,934	83,994

Non-performing loans as a % of total loans	0.64%	0.66%	0.77%	0.76%	0.80%

Other real estate owned ($000's)	21,605	21,078	19,899	21,289	25,387

Other repossessed assets ($000's)	—	—	—	101	239

Non-performing assets ($000's)	83,801	90,061	99,759	101,324	109,620

Non-performing assets as a % of total assets	0.47%	0.51%	0.56%	0.60%	0.65%

Loans past due 90 days or more and still accruing ($000's) (2):	175,734	245,828	265,230	243,630	187,105

(1)	Loans accounted for on a non-accrual basis do not include COVID-19 related loan modifications. The Bank’s COVID-19 payment deferral programs allow for a deferral of principal and/or interest payments with such deferred principal payments due and payable on the maturity date of the existing loan. Since the second quarter of 2020, the Bank’s actions included approval of COVID-19 related loan modifications, resulting in active loan modifications of approximately $17 million as of September 30, 2021, down from approximately $76 million as of June 30, 2021. The extent to which these measures will impact the Bank is uncertain, and any progression of loans, whether receiving COVID-19 payment deferrals or not, into non-accrual status, during future periods is uncertain and will depend on future developments that cannot be predicted.
(2)	Loans past due 90 days or more and still accruing were primarily comprised of loans held for sale and guaranteed by U.S. government agencies, including loans that are subject to repurchase, or have been repurchased, by PrimeLending.

	Three Months Ended September 30,
	2021			2020
	Average	Interest	Annualized	Average	Interest	Annualized
	Outstanding	Earned or	Yield or	Outstanding	Earned or	Yield or
Net Interest Margin (Taxable Equivalent) Details (1)	Balance	Paid	Rate	Balance	Paid	Rate
Assets
Interest-earning assets
Loans held for sale	$2,300,939	$17,696	3.08%	$2,530,805	$20,108	3.18%
Loans held for investment, gross (2)	7,514,392	82,073	4.33%	7,730,711	84,847	4.32%
Investment securities - taxable	2,585,362	12,328	1.91%	1,974,911	11,017	2.23%
Investment securities - non-taxable (3)	318,408	3,252	4.09%	243,716	2,011	3.30%
Federal funds sold and securities purchased under agreements to resell	161,577	207	—%	154,588	10	0.03%
Interest-bearing deposits in other financial institutions	2,197,478	788	0.14%	1,794,652	626	0.14%
Securities borrowed	1,364,726	8,585	2.46%	1,297,112	10,705	3.23%
Other	51,350	813	6.28%	49,701	823	6.59%
Interest-earning assets, gross (3)	16,494,232	125,742	3.02%	15,776,196	130,147	3.26%
Allowance for credit losses	(115,688)			(156,071)
Interest-earning assets, net	16,378,544			15,620,125
Noninterest-earning assets	1,371,207			1,493,194
Total assets	$17,749,751			$17,113,319

Liabilities and Stockholders' Equity
Interest-bearing liabilities
Interest-bearing deposits	$7,622,748	$5,303	0.28%	$7,868,100	$10,700	0.54%
Securities loaned	1,306,314	6,519	1.98%	1,193,497	8,729	2.91%
Notes payable and other borrowings	1,231,545	8,266	2.66%	1,259,559	8,500	2.69%
Total interest-bearing liabilities	10,160,607	20,088	0.78%	10,321,156	27,929	1.08%
Noninterest-bearing liabilities
Noninterest-bearing deposits	4,299,987			3,508,282
Other liabilities	800,225			903,571
Total liabilities	15,260,819			14,733,009
Stockholders’ equity	2,463,821			2,350,900
Noncontrolling interest	25,111			29,410
Total liabilities and stockholders' equity	$17,749,751			$17,113,319

Net interest income (3)		$105,654			$102,218
Net interest spread (3)			2.24%			2.18%
Net interest margin (3)			2.54%			2.57%

(1)	Information presented on a consolidated basis. For the three months ended September 30, 2020, information includes discontinued operations.
(2)	Average balance includes non-accrual loans.
(3)	Presented on a taxable-equivalent basis with annualized taxable equivalent adjustments based on the applicable 21% federal income tax rates for the periods presented. The adjustment to interest income was $0.6 million and $0.3 million for the three months ended September 30, 2021 and 2020, respectively.

Conference Call Information

Hilltop will host a live webcast and conference call at 8:00 AM Central (9:00 AM Eastern) on Friday, October 29, 2021. Hilltop President and CEO Jeremy B. Ford and Hilltop CFO William B. Furr will review third quarter 2021 financial results. Interested parties can access the conference call by dialing 1-844-200-6205 (United States), 1-833-950-0062 (Canada) or 1-929-526-1599 (all other locations) and then using the access code 343796. The conference call also will be webcast simultaneously on Hilltop’s Investor Relations website (http://ir.hilltop-holdings.com).

About Hilltop

Hilltop Holdings is a Dallas-based financial holding company. Its primary line of business is to provide business and consumer banking services from offices located throughout Texas through PlainsCapital Bank. PlainsCapital Bank’s wholly owned subsidiary, PrimeLending, provides residential mortgage lending throughout the United States. Hilltop Holdings’ broker-dealer subsidiaries, Hilltop Securities Inc. and Momentum Independent Network Inc., provide a full complement of securities brokerage, institutional and investment banking services in addition to clearing services and retail financial advisory. At September 30, 2021, Hilltop employed approximately 5,000 people and operated approximately 410 locations in 47 states. Hilltop Holdings’ common stock is listed on the New York Stock Exchange under the symbol “HTH.” Find more information at Hilltop-Holdings.com, PlainsCapital.com, PrimeLending.com and Hilltopsecurities.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements anticipated in such statements. Forward-looking statements speak only as of the date they are made and, except as required by law, we do not assume any duty to update forward-looking statements. Such forward-looking statements include, but are not limited to, statements concerning such things as our plans, objectives, strategies, expectations, intentions and other statements that are not statements of historical fact, and may be identified by words such as “anticipates,” “believes,” “building,” “could,” “estimates,” “expects,” “extent,” “focus,” “forecasts,” “goal,” “guidance,” “intends,” “may,” “might,” “outlook,” “plan,” “probable,” “progressing,” “projects,” “seeks,” “should,” “target,” “view,” “will” or “would” or the negative of these words and phrases or similar words or phrases. The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: (i) the COVID-19 pandemic and the response of governmental authorities to the pandemic, which have had and may continue to have an adverse impact on the global economy and our business operations and performance; (ii) the credit risks of lending activities, including our ability to estimate credit losses and the allowance for credit losses, as well as the effects of changes in the level of, and trends in, loan delinquencies and write-offs; (iii) effectiveness of our data security controls in the face of cyber attacks; (iv) changes in general economic, market and business conditions in areas or markets where we compete, including changes in the price of crude oil; (v) risks associated with concentration in real estate related loans; and (vi) changes in the interest rate environment and transitions away from the London Interbank Offered Rate. For further discussion of such factors, see the risk factors described in our most recent Annual Report on Form 10-K, and subsequent Quarterly Reports on Form 10-Q and other reports that are filed with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement.

Source: Hilltop Holdings Inc.